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                                                          Exhibit 99(b)



                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 11-K




            ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

                 For the Year Ended December 31, 1999

                      Commission File No. 1-8968

                            _______________


                    ANADARKO EMPLOYEE SAVINGS PLAN

                            _______________


                    ANADARKO PETROLEUM CORPORATION



                        17001 Northchase Drive
                      Houston, Texas  77060-2141

                            (281) 875-1101






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                    ANADARKO EMPLOYEE SAVINGS PLAN


              INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

                         FINANCIAL STATEMENTS
                                                                Page

Statements of Net Assets Available for Benefits,
 December 31, 1999 and 1998                                       1
Statement of Changes in Net Assets Available for Benefits,
 Year Ended December 31, 1999                                     2
Notes to Financial Statements                                     3
Independent Auditors' Report                                      9


                               SCHEDULE

Schedule I - Schedule of Assets Held for
  Investment Purposes, December 31, 1999                        S-1


  All other schedules are omitted because they are not applicable, not required or the information is included in the Financial Statements or Notes thereto.









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                     ANADARKO EMPLOYEE SAVINGS PLAN
             Statements of Net Assets Available for Benefits

December 31                                           1999        1998
                                                          thousands
Assets
Investments, at fair value  Note 4
  Anadarko Petroleum Corporation - common stock     $101,218    $ 91,199
  Mutual funds                                        38,169      26,183
  Money market investments                            16,803      13,541
  Participant loans receivable                         4,229       4,134
                                                     160,419     135,057
Receivables
  Employer contributions                                 ---         558
  Participant contributions                              ---         821
  Accrued interest and dividends                          11         682
  Other                                                  ---         636
                                                          11       2,697

Total assets                                         160,430     137,754

Liabilities                                              ---       1,200

Net Assets Available For Benefits                   $160,430    $136,554


























             See accompanying notes to financial statements.

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                     ANADARKO EMPLOYEE SAVINGS PLAN
        Statement of Changes in Net Assets Available for Benefits

Year Ended December 31                                        1999
                                                            thousands
Additions
Investment income
  Net realized gain on investments Note 4                  $  4,877
  Net unrealized appreciation
    in fair value of investments Note 4                      13,179
  Dividends                                                   1,381
  Interest earned                                             1,098
  Interest income on participant loans                          376
    Total investment income                                  20,911

Contributions
  Employer - Anadarko Petroleum Corporation
    common stock (167,194 shares)                             4,919
  Participant                                                 7,805
    Total contributions                                      12,724

Total additions                                              33,635

Deductions
Distributions to participants                                 9,671
Administrative expenses (fees and commissions)                   88
 Total deductions                                             9,759

Net increase in net assets during the year                   23,876

Net assets at beginning of year                             136,554

Net assets at end of year                                  $160,430
















             See accompanying notes to financial statements.

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                     ANADARKO EMPLOYEE SAVINGS PLAN
                      NOTES TO FINANCIAL STATEMENTS



1.  Summary of Significant Accounting Policies

Basis of Presentation   The accounts of the Anadarko Employee Savings
Plan (Plan) are maintained on an accrual basis.

Use of Estimates   The financial statements have been prepared in
conformity with generally accepted accounting principles. In preparing financial statements, management makes informed judgements and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the additions and deductions to net assets available for Plan benefits. Actual results may differ from these estimates.

Expenses   All trustee fees, brokerage fees and other expenses incident to the administration of the Plan may be paid by Anadarko Petroleum Corporation (Anadarko, the Company or the Employer) and, if not paid by the Company, shall be paid by the Plan. In 1999, the Company elected to pay the trustee fees for the Plan and presently intends to continue to do so although the Company can, at its discretion, discontinue this practice. Effective October 1999, the brokerage fee charged to participants for each share of Anadarko stock transferred out of the Company Stock Fund was discontinued. Also effective October 1999, a setup fee and an annual maintenance fee for new loans, as well as a processing fee for withdrawals is deducted from participants' accounts.

Investments   On each valuation date, as defined, securities held by the
Plan are valued at fair value and the increase or decrease in the value of securities held, plus any net income or loss of the Plan, is allocated to the participants' accounts. Fair value is based on the closing market price of the securities at December 31. Security transactions are recorded on a trade-date basis.

Realized gains and losses are based on the difference between fair values of the withdrawn securities at the trade date and the fair value at January 1. If no shares existed at the beginning of the period, realized gains and losses reported on withdrawals of securities were based on the difference between market values of the withdrawn securities at the trade date and the average cost to the Plan.

Participant loans receivable are valued at amortized cost, which approximates fair value.

In September 1999, the American Institute of Certified Public Accountants issued Statement of Position 99-3, Accounting for and Reporting on Certain Defined Contribution Plan Investments and Other Disclosure Matters (SOP 99-3). SOP 99-3 simplifies the disclosure for certain investments. The Plan adopted SOP 99-3 during the Plan year ending December 31, 1999. Accordingly, information previously required to be disclosed about participant-directed fund investment programs is not presented in the Plan's 1999 financial statements. The Plan's 1998 financial statements have been reformatted to conform with the 1999 presentation.

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                    ANADARKO EMPLOYEE SAVINGS PLAN
              NOTES TO FINANCIAL STATEMENTS (Continued)

2.  Description of the Plan

The Plan was adopted by the Company's Board of Directors and approved by its sole stockholder on August 27, 1986. The Plan has been subsequently restated and amended. An amendment was executed May 13, 1999 which related to administrative changes. Effective October 1, 1999, the trustee and custodian of the Plan was changed from Bankers Trust Company and Hewitt Associates LLC, respectively to Fidelity Retirement Services Company (Fidelity). The participant balances were transferred and distributed into various funds offered by Fidelity based on participant's elections.
The financial statements and accompanying notes relate to the Plan as in effect on December 31, 1999.

The purpose of the Plan is to encourage and assist employees in accumulating retirement savings, to provide a means for employees to have an ownership interest in common stock of the Company (Company Stock) and to encourage employees to remain in the employ of the Company, its subsidiaries and affiliates. The Plan has been adopted exclusively to provide benefits for employees participating in the Plan (Members) and their beneficiaries, and no part of the corpus or income of the trust fund (Trust) established pursuant to the Plan to hold contributions of Members and the Company may be used for any purpose other than to provide such benefits and defray reasonable expenses of administering the Plan.

The Plan is a defined contribution plan that is qualified under Section 401 of the Internal Revenue Code of 1986, as amended (Code). See Note 6. All regular employees of the Company are eligible to participate in the Plan upon employ-ment. Participation is voluntary. Directors and officers who are also employees of the Company may participate on the same basis as all other employees. Members may contribute to the Plan up to 12% of their compensation, which includes base salary or wages, as well as overtime and incentive bonuses (excluding override payments, front-end bonuses and other special payments). The Company will match 100% of a Member's contributions up to a maximum of 6% of such Member's compensation. Subject to provisions of the Plan and applicable provisions of the Code and Treasury Regulations, an Eligible Employee may make a Qualified Rollover Contribution to the Plan.

Contributions by a Member are always the Member's property and not subject to vesting. A Member has a 100% vested right to Employer matching contributions after three years of service or upon death, retirement, disability or a change of control of the Company. Subject to certain restrictions, Members may elect to have amounts distributed from the Plan to them prior to termination of employment through withdrawals or loans from the Plan. Contributions to the Plan are subject to certain limitations under the Code. Generally, employee contributions are withheld on the 25th of the month and sent to the Trustee by the first of the following month.

The Employer contribution account of an employee who terminates employment prior to the time that he or she is vested will be forfeited by the employee. For 1999, employee forfeitures were $51,000.
Forfeitures do not affect net assets of the Plan but merely reduce future Employer contributions.
                                   -4-

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                     ANADARKO EMPLOYEE SAVINGS PLAN
                NOTES TO FINANCIAL STATEMENTS (Continued)


2.  Description of the Plan (Continued)

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

3.  Investment Programs

Employer Contributions   The Employer contribution accounts of Members
are initially invested in Company Stock.

Investment Options for Tax-Deferred, After-Tax and Rollover Contributions Each Member may designate the manner in which the amounts allocated to their tax-deferred savings account, their after-tax savings account and their rollover account shall be invested. In addition to Company Stock, the Plan currently offers a money market and five mutual funds as investment options for Members.

A Member may designate one of such options for all of the contributions to their tax-deferred savings account, their after-tax savings account and their rollover account or a Member may designate a percentage of such contributions to be invested pursuant to each option. Invested funds of Members, including Employer contributions, can be transferred between funds at the election of the Member, subject to certain restrictions as defined in the Plan.

Member Loans Receivable The amount of a Member's loan may not be more than the lesser of (1) 50% of the Member's vested account balance, or (2) $50,000 less the highest outstanding loan balance in the previous 12 months. Loan terms range from six months to five years. The loans are secured by the balance in the Member's account and bear interest at a rate fixed for the life of the loan. The interest rate is determined to be the prime interest rate plus 1% as reported in the Wall Street Journal on the first business day of the quarter preceding the date the loan was requested. Interest rates for current outstanding loans range from 6% to 10%. Principal and interest are paid ratably through monthly or semi-monthly payroll deductions.

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                     ANADARKO EMPLOYEE SAVINGS PLAN
                NOTES TO FINANCIAL STATEMENTS (Continued)


4.  Investments

The following table sets forth investments as of December 31, 1999 and 1998, respectively. Invested funds of all Members, including employer contributions, are participant directed, subject to vesting and certain other restrictions as defined by the Plan. Investments that represent 5% or more of the Plan's net assets are separately identified.

                                                       December 31,
thousands except number of shares                    1999        1998
Anadarko Petroleum Corporation common stock -
 2,966,105 and 2,953,831 shares, respectively       $101,218    $ 91,199
Fidelity Blue Chip Mutual Fund -
 169,598 and 0 units, respectively                    10,195         ---
Scudder Growth and Income Mutual Fund -
 0 and 322,939 units, respectively                       ---       8,497
George Putnam Mutual Fund -
 0 and 493,269 units, respectively                       ---       8,899
Spartan US Equity Index Mutual Fund -
 181,902 and 0 units, respectively                     9,475         ---
Money market investments                              16,803      13,541
Other                                                 22,728      12,921
                                                    $160,419    $135,057

The net realized gain on investments for the year ended December 31, 1999 was computed as follows:

thousands                                                          Total
Total proceeds                                                   $73,926
Total costs                                                       69,049
Net realized gain                                                $ 4,877

The following table sets forth the net unrealized appreciation in fair value of investments by type for the year ended December 31, 1999.

thousands                                                          Total
Anadarko Petroleum Corporation - common stock                    $ 7,081
Mutual Funds                                                       6,098
Net unrealized appreciation                                      $13,179

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                     ANADARKO EMPLOYEE SAVINGS PLAN
                NOTES TO FINANCIAL STATEMENTS (Continued)


5.   Related-Party Transactions

Certain Plan investments are in mutual funds managed by Fidelity.
Fidelity is the trustee of the Plan and, therefore, these transactions qualify as party-in interest.

6.  Federal Income Taxes

The Company has received a favorable determination letter from the Internal Revenue Service that (i) the Plan as amended, executed May 13, 1999, met the requirements of section 401(a) of the Code and the Trust established thereunder is exempt from federal income tax under section 501(a) of the Code and (ii) the provisions of the Plan as amended, executed May 13, 1999, regarding tax-deferred contributions constituted a qualified cash or deferred arrangement within the meaning of section 401(k) of the Code.

The Company is entitled to deduct for federal income tax purposes the amount of tax-deferred contributions and Employer matching contributions made to the Plan. In general, neither such contributions to the Plan nor the income of the Trust earned thereon and earned on Members' after-tax contributions to the Plan will be taxable to Members as income prior to the time such Members receive a distribution from the Plan. A Member's after-tax contributions to the Plan are not deductible from their taxable income. A Member's tax-deferred contributions are excluded from their taxable income for the year contributions are made, except for any amounts which exceed limitations under the Code.

Certain tax consequences apply upon withdrawal and distribution of amounts in a Member's accounts, therefore a Member should seek tax advice prior to requesting a withdrawal or distribution.

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                      ANADARKO EMPLOYEE SAVINGS PLAN
                NOTES TO FINANCIAL STATEMENTS (Continued)


7.  Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

December 31                                          1999      1998
            thousands
Net assets available for benefits per
  the financial statements                         $160,430  $136,554
Amounts allocated to withdrawing
  participants                                         (342)   (1,796)
Net assets available for benefits per
  the Form 5500                                    $160,088  $134,758


The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                                       Year Ended
            thousands                               December 31, 1999
Benefits paid to participants per
  the financial statements                                     $9,671
Add:  Amounts allocated to withdrawing
  participants at December 31, 1999                               342
Less:  Amounts allocated to withdrawing
  participants at December 31, 1998                            (1,796)
Benefits paid to participants per
  the Form 5500                                                $8,217

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

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                  INDEPENDENT AUDITORS' REPORT



The Administrative Committee
Anadarko Employee Savings Plan:

We have audited the accompanying statements of net assets available for benefits of the Anadarko Employee Savings Plan (the Plan), as of December 31, 1999 and 1998 and the related statement of changes in net assets available for benefits for the year ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999 and 1998 and the changes in net assets available for benefits for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



[KPMG LLP]

Houston, Texas
June 22, 2000

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                                                          Schedule I

                    ANADARKO EMPLOYEE SAVINGS PLAN
           Schedule of Assets Held for Investment Purposes
                          December 31, 1999

                                         Shares/Par               Fair
Description                                Value        Cost      Value
                                       thousands except number of shares
Common Stock
 Anadarko Petroleum Corporation*         2,966,105  $ 94,138   $101,218

Mutual Funds
 Fidelity Blue Chip*                       169,598     8,614     10,195
 Fidelity Puritan*                         394,678     7,324      7,511
 Franklin Small Cap Growth                  82,787     2,590      3,653
 Janus Worldwide                            95,968     5,013      7,335
 Spartan US Equity Index*                  181,902     8,363      9,475
                                                      31,904     38,169

Money Market*                           16,802,545    16,803     16,803

Member Loans* (interest rates
 range from 6% to 10%)                         ---     4,229      4,229

                                                    $147,074   $160,419

*Party-in-interest























              See accompanying Independent Auditors' Report.

                                 S-1